                                                                      Exhibit 11

                           Statement on Computation of
                               Per Share Earnings

                  (dollars in thousands, except per share data)

                                              Years Ended January 31,
                                     ----------------------------------------
                                       1998            1997            1996
                                     ---------       --------        --------
Weighted average common
  shares outstanding
  during the year                       2,087           2,076           1,862
Effect of dilutive stock
  options; net of shares
  assumed repurchased at
  average market                         --              --              --
                                     --------        --------        --------
Weighted average common
  share and common
  share equivalents                     2,087           2,076           1,862
                                     ========        ========        ========

Net Loss as reported                 $(41,599)       $(16,693)       $(13,424)
                                     ========        ========        ========

Adjustment for dilative effect
  of subsidiary stock options            --            (1,422)         (1,249)
                                     --------        --------        --------
Net (Loss) Income Per Earnings
  Per Share Calculation              $(41,602)       $(18,115)       $(14,673)
                                     ========        ========        ========

Earnings per share:

Net Loss as reported
Basic                                $ (20.50)       $  (8.73)       $  (7.88)
Diluted                                (20.50)          (8.73)          (7.88)

(1) Not dilutive.

See Note 1 to the Consolidated Financial Statements regarding the earnings per share calculation.


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